Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Host Digital Inc. (formerly known as Healthy Choice Wellness Corp.) of our report dated May 29, 2026, which included an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Host Digital Infrastructure LLC as of January 31, 2026 and for the period from July 8, 2025 (inception) through January 31, 2026, which appears in the Current Report on Form 8-K.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Carr, Riggs & Ingram, L.L.C.

Palm Beach Gardens, Florida

October 16, 2026